Exhibit 10.22

PRECISION AEROSPACE & DEFENSE GROUP, INC.

7500 College Blvd

Overland Park, KS

STOCK AWARD AGREEMENT

This Stock Award Agreement is made this first day of August, 2025 by and between the Company and Brent Borden.

WHEREAS, the Company has adopted the 2024 Omnibus Securities and Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Company’s Board of Directors has determined to grant to the Grantee an Award of Stock to encourage the Grantee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant

1.1	The Company hereby grants to Brent Borden, (the “Grantee”) in respect of his 2025 employment services furnished and to be furnished an award (the “Award”) of 150,000 Common Shares of the Company’s stock. Subject to Section 6 hereof, each Stock Unit represents the right to receive one (1) Share at the time and in the manner set forth in Section 7 hereof.

1.2	This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.3	The Grantee is hereby advised to consult a tax advisor regarding the potential filing of a Section 83(b) election with respect to the Stock granted hereunder. If applicable, such election must be filed with the IRS within 30 days of the grant date.

2.	Restrictions on Transfer.

The Common Stock granted pursuant to this Agreement is restricted and may not be sold, transferred, or otherwise disposed of, and may not be pledged or otherwise hypothecated except as authorized by the Plan or unless the sale is exempt from the registration requirements of the Securities and Exchange Commission.

3.	Vesting

Upon the execution of this Agreement, the Grantee will receive 150,000 Common Shares to be vested as follows:

100,000 Common Shares shall be fully vested upon the execution of this Agreement.

50,000 Common Shares shall vest as follows: Commencing on October 1, 2025 and each quarter thereafter for the next 7 quarters, 7,143 Common Shares shall vest subject to the terms of this Agreement and the Plan.

4.	Effect of Certain Terminations of Employment.

If the Grantee’s employment terminates as a result of the Grantee’s death, retirement or becoming disabled, or if the Grantee is terminated without Cause, in each case if such termination occurs on or after the Date of Grant, all Common Shares which have not become vested in accordance with Section 3 above shall vest as of the date of such termination.

5.	Effect of Change in Control.

In the event of a Change in Control of the Company (as defined below), at any time on or after the Date of Grant, all Common Shares which have not become vested in accordance with Section 3 or 4 hereof shall vest immediately. “Change in Control” shall mean the occurrence of any of the following events:

5.1	Merger or Consolidation: The consummation of a merger or consolidation of the Company with or into another entity, unless the holders of the Company’s voting securities immediately prior to the merger or consolidation continue to hold at least 50% of the total voting power of the surviving entity (or its parent) in substantially the same proportions;

5.2	Acquisition of Control: A person or group becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power of the Company’s then-outstanding voting securities;

5.3	Asset Sale: A sale, lease, exclusive license, or other disposition of all or substantially all of the Company’s assets;

5.4	Board Change: A change in the composition of the Board of Directors over a period of 12 consecutive months such that a majority of the Board members ceases to be comprised of individuals who were either

(i) directors as of the beginning of such period, or

(ii) appointed or nominated by at least two-thirds of such incumbent directors;

5.5	Initial Public Offering: The consummation of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended;

5.6	SPAC Transaction: The closing of a transaction in which the Company becomes a publicly traded company through a merger, share exchange, or other business combination with a special purpose acquisition company (SPAC), whether the Company is the surviving entity or is acquired by the SPAC; or

5.7	Other Reorganization: Any other transaction or series of related transactions (whether by merger, consolidation, recapitalization, liquidation, or otherwise) in which the Company’s equity holders immediately prior to the transaction do not retain, directly or indirectly, at least a majority of the voting power of the surviving or resulting entity.

6.	Forfeiture of Common Stock

In addition to the circumstances described in Section 8 hereof, any and all Common Stock that has not become vested in accordance with Sections 3, 4, or 5 hereof shall be forfeited and shall revert to the Company upon:

(i) the termination of the Grantee’s employment with the Company or any Subsidiary for any reason other than those set forth in Section 4 hereof before such vesting; or

(ii) the commission by the Grantee of an Act of Misconduct before such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of that Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries.

7.	Issuance of Shares.

Timing of Delivery. On the Vesting Date, or as soon thereafter as administratively practicable but in no event later than 30 days following the Vesting Date, unless otherwise required by law, the Company shall issue the Common Shares to the Grantee (or, if applicable, the Grantee’s estate).

8.	Anti-Dilution Protection.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, or other similar change in the capital structure of the Company, the number and kind of Shares subject to this Award shall be equitably adjusted by the Compensation Committee to preserve the economic value of the Award. Any such adjustment shall be made in a manner consistent with Section 409A and the Plan and shall be final and binding on all parties. In the event of a Change in Control (as defined herein), any substitution or replacement of Shares in connection with the transaction shall provide the Grantee with securities and vesting rights, as determined by the Compensation Committee in good faith.

9.	Rejection of Award Agreement

The Grantee may reject this Agreement and forfeit the Stock granted to the Grantee pursuant to the Award by notifying the Company or its designee in the manner prescribed by the Company and communicated to the Grantee; provided that such rejections must be received by the Company or its designee no later than the date that is immediately prior to the date that the Stock vests pursuant to Section 4 or 5 hereof (the “Grantee Return Date”); provided further that if the Grantee dies before the Grantee Return Date, the Grantee’s estate may reject this Agreement no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is rejected on or prior to the Grantee Return Date or the Executor Return Date, as applicable, the Stock evidenced by this Agreement shall be forfeited, and neither the Grantee nor the Grantee’s heirs, executors, administrators, and successors shall have any rights with respect thereto.

10.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.

11.	Withholding of Taxes.

The Company agrees to reimburse the Grantee (or the Grantee’s estate, if applicable) his additional income tax liability on the Shares granted at the fair market value (FMV) of the Shares at the time of the grant pursuant to Section 3 hereof. The Grantee agrees to make a Section 83 (b) election to be taxed on the FMV of the grant as of the date of the grant. Prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of Shares pursuant to Sections 1 and 7 hereof, the Company shall pay the federal, state and local income taxes and other amounts as may be required by law to be withheld on behalf of the Grantee (or the Grantee’s estate) by the Company (the “Withholding Taxes”) with respect to such Shares. By not rejecting this Agreement in the manner provided in Section 8 hereof, the Grantee (or the Grantee’s estate) shall be deemed to elect to have the Company, at least 4 days prior to the Vesting Date, pay for and withhold the amount equal to the Withholding Taxes in satisfaction of the Withholding of Taxes. The Company and the Grantee agree that the FMV of the shares granted pursuant to Section 1 above is the sum of $0.27 per share, calculated based upon the Company’s book value less a haircut do to the restrictive nature of the shares in a non-public company. The Grantee will furnish the Company with a copy of his tax return for the year in which the shares are granted and the Company will reimburse the Grantee for the tax based upon the tax calculation utilized by the Grantee in the return.

12.	Grantee to be bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

13.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

14.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.	Governing Law.

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Florida.

16.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators, and successors.

17.	Resolution of Disputes.

Any dispute or disagreement that may arise under, or as a result of, or in any way relating to the interpretation, construction, or application of this Agreement shall be determined by the Compensation Committee. If the Grantee disagrees with the determination of the Compensation Committee, the dispute shall be subject to binding arbitration administered by the American Arbitration Association under its Employment Arbitration Rules. Any determination made hereunder shall be final, binding, and conclusive on the Grantee, the Grantee’s heirs, executors, administrators, and successors, and the Company and its Subsidiaries for all purposes.

18.	Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries and supersede all other agreements with respect to the award.

In Witness whereof, the parties have executed this Agreement on the date above written.

By	/s/ Brent D. Borden
Brent D. Borden
Chief Executive Officer

Precision Aerospace & Defense Group, Inc.

By	/s/ Maynard J. Hellman
Maynard J. Hellman
Chairman of the Board.

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